SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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United Dominion Realty Trust, Inc.

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PROXY SCRIPT

2003 PROXY STATEMENT Q&A

For internal use by UDRT, Morrison & Foerster LLP and Morrow & Co., Inc.

WHY REINCORPORATE IN MARYLAND?

First, it is important to note that this initiative does not take away any fundamental rights of shareholders. But reincorporation in Maryland does enhance the ability of the Company and its Board to function with more certainty.

When the Company incorporated in Virginia 30 years ago, the REIT industry was small and there was very little law specific to our industry in any State. In fact, there were only 46 public REITs with a total capitalization of $2 billion. Today, there are 176 public REITs with a total equity market capitalization of approximately $121 billion. Unlike Maryland, which has proactively established a body of law specifically applicable to REITs, Virginia has not adopted significant legislation for REITs. As of today, seven of the top ten apartment REITs and 109 of 176 publicly traded REITs are incorporated in Maryland for that very reason.

Management and the Board have unanimously endorsed Proposal No. 2 to gain access to Maryland’s extensive body of legislation and case law for REITs. Let me give you examples of three key areas that management and the Board considered in making this recommendation.

*Board Authority (page 27 of Proxy Statement)

Changes are very subtle but have a very profound impact on current operations of any Board.

Maryland law provides more clarity to the function of Board members and their duties to shareholders, guiding Boards as they execute their duties, and better enabling the Company to attract new Board members, as evidenced by the recent nomination of Tom Oliver.

United Dominion has a history of strong Corporate Governance as evidenced by:

•	All Directors have one-year terms and mandatory retirement ages
•	Eight of ten directors are independent
•	Non-executive Chairman
•	No business dealings with any board member
•	Insider ownership of 4.3%
•	ISS CGQ scores of 99.5% for both Index and Industry rankings
•	Regular Board Performance Reviews
•	Outside Directors regularly meet without CEO present
•	Board Approved Succession plan is in place

This proposal further enhances strong corporate governance.

Maryland has a clearer definition and higher standard of conduct for Board members. Board members must perform ALL duties in good faith, in a manner that is in the best interest of the Company and with the care of a similarly prudent person in similar circumstances.

Virginia has varying standards, depending on the transaction. For example, acquisition activity requires different standards of conduct than performing normal, recurring business activity. This is inconsistent and confusing.

Equally important, Maryland law provides the Board greater authority to protect our REIT status. Maryland has better statutory and case law on these very important issues. Maryland law, for example, has provisions permitting charter restrictions on the transferability of stock, which facilitates compliance with REIT tax requirements. Losing our REIT tax status would potentially cost us $30 to $40 million a year in cash flow that is currently used to pay our dividends.

M&A Activity (page 30 of Proxy Statement/Supplement)

The rights of shareholders in each State are basically identical.

The 65% of all REITs (and 69% of our peers) who are incorporated in Maryland enjoy a commonality of by-laws and corporate charters that United Dominion does not currently have. Such commonality facilitates merger and acquisition activity among REITs. (70% of the top tier market cap apartment REITs are incorporated in Maryland).

The increase in authorized shares from 150 million to 250 million enables the Company to issue shares for mergers, acquisitions or other balance sheet transactions that are accretive to the Company.

Change Of Control (page 30 of Proxy Statement/Supplement)

The rights of shareholders in each State are basically identical.

Looking Toward the Future

Maryland is to REITs what Delaware is to other Corporations.

•	Most REITs are domiciled in Maryland
•	Most comprehensive case law
•	Most clarity on Board responsibility

Given the preponderance of REITs domiciled in Maryland, related laws in Maryland will continue to develop and be brought current, therefore providing more clarity for Boards and management, and more benefit to shareholders. By contrast, Virginia, with only one other apartment REIT (Cornerstone), has limited opportunity or incentive to develop legislation and case law related to REIT matters.

To sum up this proposal:

•	Management and the Board believe this proposal will strengthen the Company and create opportunities
•	We remain a Richmond based company and will continue to have a significant presence in Richmond.
•	Our business strategy will not change as a result of the reincorporation.
•	It enhances our ability to execute on our business plan and create opportunities for the benefit of shareholders

We need your affirmative vote on this proposal. We must have 2/3 votes of all shares outstanding and authorized to vote. An abstention will count against us. This is an important proposal for our Company; so, I want to make sure that I have been responsive to all of your questions and would be happy to have our counsel speak with you or any one else in your organization that needs to be briefed on this issue. Thanks for your help on this.

WHY SHOULD I APPROVE THE OPPS SERIES B PROGRAM?

This program requires executive management to make a substantial personal investment in the Company, and provides management a means to participate in shareholder value created if the Company achieves at least an 11% annual total return and exceeds the total return of the RMS over the same period. If such out performance is not achieved, management loses its entire investment. This program is designed to retain executive management talent and provide a long-term incentive to those executives in lieu of stock options or outright grants of restricted stock. It represents executive management’s primary long-term incentive plan. Management and the Board believe that this plan more closely aligns management with shareholders, as it not only creates upside equity opportunities, but also involves downside risk.

This program is very similar to the Series A OPPS program that was approved in May 2001, with the following exceptions:

•	This program will be limited to six senior executives, whereas 25 officers participated in the 2001 program. The top five most highly compensated officers had 73% of the 2001 program, but will have 87% of the Series B. Six senior executives will be participating in the 2003 program, with the remaining 13% interest purchased by a new, sixth executive. Management and the Board believe that this kind of program, involving significant personal investment, complicates equitable administration of compensation and benefits for lower tier officers, and, furthermore, that this level of financial risk should only be expected of and required from the most senior executive decision makers in the Company.

•	The minimum annual total return hurdle has been changed from 12% to 11%. Based on independent forecasts that the economy will only grow 1% to 3% over the period of the program, and economist and investor projections of probable corporate performance (or lack thereof), management and the Board believe that the 11% hurdle is reflective of the tougher economic environment and remains in line with similar programs used by other REITs. 11% is a target that will require management to stretch; yet, without creating unnecessary risks.

•	Participation in “shareholder value created” was 4% and is now 5%. This was adjusted after Mercer Management Consulting, a compensation consultant, prepared Peer analyses of long-term compensation of other REITs of similar size and complexity and found that this level of participation likely puts management in the median range of its peers based on reasonable outcomes.

•	Series A had an additional one-year vesting period after the valuation date, and Series B does not. The Series A vests in 2004 and the Series B would vest in 2005, creating a continuity of long-term incentives and switching costs for the executives.

•	Series A had a total valuation of $1.27 million, whereas the Series B is valued at only $1 million. The valuation of both programs was performed by independent valuation experts, and is impacted by historical stock price volatility, the duration of the program and the participation in shareholder value achieved, expectations of stock market returns within the investment community, and discount factors related to the inherent risk of loss and the lack of transferability and marketability of the investment.

See the attached Schedule for a comparison of the benefit to management compared to shareholder value created over the life of the Series B OPPS program.

United Dominion Realty Trust

OPPS—B

Sensitivities—Values in Millions of $

22.0% Hurdle

5.0% Management Participation

Value to Management

	Ending Share Price of OPPS B
		$16.00	$17.00	$18.00	$19.00	$20.00	$21.00

	$15.62	$—	$3.6	$11.1	$19.0	$27.4	$36.2
Start	$15.75	$—	$2.4	$9.8	$17.7	$26.0	$34.7
Price	$16.00	$—	$0.2	$7.5	$15.2	$23.4	$32.0
of OPPS B	$16.25	$—	$—	$5.2	$12.8	$20.8	$29.3
	$16.50	$—	$—	$3.0	$10.5	$18.3	$26.6
	$16.75	$—	$—	$0.8	$8.1	$15.9	$24.0

Value to Shareholders

	Ending Share Price of OPPS B
		$16.00	$17.00	$18.00	$19.00	$20.00	$21.00

	$15.62	$373.2	$510.5	$647.5	$784.1	$920.4	$1,056.4
Start	$15.75	$354.5	$491.8	$628.7	$765.3	$901.5	$1,037.5
Price	$16.00	$319.8	$457.0	$593.9	$730.5	$866.7	$1,002.7
of OPPS B	$16.25	$285.1	$422.3	$559.2	$695.7	$831.9	$967.9
	$16.50	$250.5	$387.7	$524.5	$661.0	$797.2	$933.1
	$16.75	$216.0	$353.1	$489.9	$626.4	$762.5	$898.4